Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated February 22, 2018, relating to the consolidated financial statements of Oncor Electric Delivery Company LLC (the “Company”) (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph related to the ring-fencing measures implemented by the Company), appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Dallas, Texas

April 4, 2018